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                                                                      EXHIBIT 18

May 3, 2006

The Board of Directors and Shareholders of TLC Vision Corporation
16305 Swingley Ridge Road, Ste. 300
Chesterfield, Missouri 63017

Dear Sirs:

Note 2 of the Notes to the Unaudited Consolidated Financial Statements of TLC Vision Corporation included in its Form 10-Q for the quarter ended March 31, 2006 describes a change in accounting principle from an accelerated method of depreciation to the straight-line method of depreciation for certain property, plant and equipment existing as of January 1, 2006 and acquired thereafter. There are no authoritative criteria for determining a preferable method of depreciating property, plant and equipment based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of TLC Vision Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP